Exhibit 99.1

CORPORATE PARTICIPANTS

Jon Stanner Strategic Hotels & Resorts—VP Capital Markets and Treasurer

Rip Gellein Strategic Hotels & Resorts—Chairman and CEO

Diane Morefield Strategic Hotels & Resorts—EVP and CFO

CONFERENCE CALL PARTICIPANTS

Ryan Meliker MLV & Co.—Analyst

Andrew Didora Bank of America Merrill Lynch—Analyst

Will Marks JMP Securities—Analyst

Lukas Hartwich Green Street Advisors—Analyst

PRESENTATION

Operator

Welcome to the fourth-quarter 2012 Strategic Hotels & Resorts earnings conference call. My name is Candace, and I will be your Operator for today. At this time all participants are in a listen-only mode. We will be facilitating a question-and-answer session towards the end of today’s conference. (Operator Instructions) As a reminder, this conference is being recorded for replay purposes. I would now like to turn the presentation over to your host for today’s conference, Mr. Jon Stanner, Vice President, Capital Markets and Treasurer. Please proceed.

Jon Stanner - Strategic Hotels & Resorts—VP Capital Markets and Treasurer

Thank you, and good morning, everyone. Welcome to the Strategic Hotels & Resorts fourth-quarter 2012 earnings conference call. Our press release and supplemental financials were distributed yesterday and are available on the Company’s website in the Investor Relations section. We are hosting a live webcast of today’s call, which can be accessed by the same section of the site, with the replay of today’s call also available for the next month.

Before we get underway, I’d like to say that this conference call contains forward-looking statements under Federal securities laws. These statements are based on current expectations, estimates and projections about the market and the industry in which the Company operates, in addition to management’s beliefs and assumptions. Forward-looking statements are not guarantees of performance, and actual operating results may be affected by a wide variety of factors. For a list of these factors, please refer to the forward-looking statement notice included within our SEC filings. In the press release and supplemental financials, the Company has reconciled all non-GAAP financial measures to the directly comparable GAAP measures, in accordance with Reg G requirements. I would now like to introduce the members of the management team here with me today. Rip Gellein, Chairman and Chief Executive Officer, and Diane Morefield, Chief Financial Officer. Rip.

Rip Gellein - Strategic Hotels & Resorts—Chairman and CEO

Thank you, Jon. Good morning, everyone, and thank you for joining us on our fourth-quarter conference call. This morning I’d like to summarize our strong operating performance for 2012, and then report on my first hundred-plus days as CEO, including my observations on our Company from this new perspective, a recap of our strategic direction, an update on what we’re seeing from a macro perspective, and an update on our outlook for Strategic Hotels in 2013. Following my comments, Diane will review the details of our actual fourth-quarter and full-year financial results, and provide our earnings guidance for this year.

Yesterday, we reported excellent operating and financial results. Comparable EBITDA grew 12% in the quarter, and 13% for the full year, thanks to steady gains in ADR, occupancy and RevPAR. RevPAR growth in our total US portfolio was 7% for the year, which was our 11th consecutive quarter of RevPAR growth, and once again near the top end of the metrics reported by our peers. Our asset management platform is clearly best-in-class, and consistently delivers, with our brand partners, operating results that outperform our peers on a portfolio level and at the individual hotel level.

As most of you know, I joined the Strategic Board in August 2009 and became Chairman roughly a year later. I was very involved in setting the strategy of the Company from that point forward. Since becoming CEO in November, I have a made it a top priority to be on the road, meeting with our hotel staff, hotel brands, joint venture partners, bankers and our shareholders. I’ve taken a deep dive into evaluating the strengths and opportunities at our hotels, particularly on the West Coast, where a significant portion of our assets are concentrated.

The headline is that my conviction is stronger than ever that this is a special company with an incredibly unique, irreplaceable, and iconic portfolio of assets that is truly differentiated in the public markets. And from my conversations while on the road, I know this view is widely supported. Here are a few of my specific thoughts and observations from the past few months. We are best-in-class from both a hotel portfolio and asset management perspective. I’m extremely pleased with the composition and quality of our portfolio, and the results our team is generating. Even through the recession, we focused on wisely investing in our properties, resulting in our hotels being in excellent condition and now prospering during the recovery cycle.

While a number of initiatives were accomplished in 2012, the year is best highlighted by our completed renovations in Scottsdale and Miami. The new ballroom and meeting space at the Fairmont Scottsdale Princess has been enormously successful, with group pace up 29,000 rooms or over 40% for 2013. The InterContinental Miami, with its new high-tech look, is quickly becoming one of downtown Miami’s premier destinations for travelers and locals alike, as evidenced by property-level RevPAR increasing 15.6% and EBITDA increasing 29.1% post-renovations in 2012. As we look forward to 2013, we expect RevPAR and EBITDA at the property to be at or near previous peak. These improvements are just a sampling of the creativity and innovation that goes into our asset management strategy. Our team of experts drives valuable incremental revenue and cash flow from our assets, which translates to substantial enhanced value for our shareholders.

We will conservatively manage our balance sheet, to continue to deleverage and improve our cost of capital. Our accomplishments over the past two years, resulting in our reducing net-debt-to-EBITDA by over seven turns, shows how seriously we are focused on right-sizing our balance sheet. These pillars of our corporate strategy remain unchanged. However, as with any leadership transition, we will make some changes on the margin. First, we remain committed to selling an asset to match fund the equity we funded on our line to purchase the Essex House last September. We intend to announce an asset sale in the first half of 2013. Second, we will explore disposing of certain non-core assets, such as a land development parcel we own in Mexico and the Lakeshore Athletic Club adjacent to the Fairmont Chicago Hotel, for the same goal of deleveraging and paying down our line of credit. We believe that once our line of credit is paid down, we will be appropriately levered—with only asset level, non-recourse debt with laddered maturities extended well into the future.

Last week we signed an extension of the ground lease at the Marriott Lincolnshire Hotel to extend the term of the lease to 99 years, which we believe adds significant value to the hotel. There is a $5 million capital plan in place to upgrade the rooms. Once that is complete, we will evaluate a potential sale of this non-core asset. Third, in addition to asset sales, we will continue to delever through organic EBITDA growth. Fourth, we will selectively look to acquire assets that fit within our qualitative standards and meet the quantitative thresholds dictated by our investment policy and rigorous underwriting process. We believe it is a strategic imperative to maintain the quality of our unique portfolio of luxury and upper upscale assets, and we commit to conservatively finance any acquisition we pursue.

You have seen us successfully close several strategic acquisitions over the past couple of years, including the two Four Seasons hotels we bought from Woodbridge in exchange for stock, and the Essex House hotel we acquired in a joint venture with KSL last fall. These acquisitions were done at attractive prices, with creative structures and are proving to be accretive additions to our world-class portfolio of assets. We are optimistic that selective, opportunistic growth opportunities are possible but, given the current market for luxury product, we will be very patient and cautious in our capital allocation. Fifth, we will be disciplined and take a slightly more conservative approach to capital expenditure activities, while still keeping our assets in excellent physical condition. Owner-funded capital will be spent judiciously, with a focus on core hotel upgrades such as room renovations, as well as attractive ROI projects; many of which are nominal capital expenditures, such as the very successful ENO Wine Bar concept. Finally, we reiterate our diligent focus on maximizing shareholder value and will evaluate and act upon all opportunities that lead to that result.

Lastly, let me turn to the macro trends in our industry, and the outlook for this year. 2013 is expected to be the fourth consecutive year of RevPAR growth. While the current recovery has been fairly steady, it has been somewhat less robust than previous cycles. Our same store RevPAR CAGR from 2009 through 2012 was 7.1%. To put that in context, RevPAR growth for the luxury sector in the first three years of the two previous lodging recoveries had an average CAGR of nearly 8.5%. The slightly less robust nature at this point in the cycle is largely due to more muted GDP growth following the recent recession. We believe, however, this could change quickly with more robust GDP growth if the country’s fiscal policies are dealt with and corporate America loosens its spending restraints.

Despite the slower nature of this recovery, we are making steady improvements in our results relative to the previous peak, which generally was 2007. Group room nights in 2012 were still down 16% from the peak in 2007; albeit at rates that were 2% higher. By contrast, transient room nights were up 8.3% relative to peak, with rates 7% lower, reflecting the lingering impact of the downturn when we were forced to dramatically reduce rates to induce transient demand and make up for the fall-off in group demand. The upside of this, however, is that there is clearly runway for improvement in group demand.

On the labor front, full time equivalents at our hotels were 12% lower in 2012 than in 2008, despite occupied room nights being essentially the same. This is very good work by our team. We also believe the cycle has the potential to be longer than previous cycles, given the lack of new hotel supply over the past five years and the lack of a meaningful pipeline in the next few years, particularly in the luxury sector. Interest rates remain at historic lows and the capital markets are robust, aided by a very open and even improving CMBS market. Many have suggested 2013 could be a year of increased deal activity as a result of all these trends. We believe these are all positive catalysts for asset values and bode well for the value upside of our pristine hotels.

2013 is predicted to be another solid year for our portfolio. Yesterday, we issued full-year RevPAR guidance for our same store portfolio of 5% to 7%, which will primarily be driven by increases in average rate. Our first quarter is softer year-over-year, with group nights down 8% for the quarter, driven by a weak city-wide calendar in Chicago and a tough comparison for our Westin St. Francis hotel, which hosted a large, non-repeat group in 2012. We also expect some displacement from renovation activity at the InterContinental Chicago and Loews Santa Monica in the first quarter. Nonetheless, we remain optimistic about the remaining three quarters and the year overall. Group room nights for the last three quarters of the year are all up double digits and, for the full year, definite group room nights are currently up 6.6% compared to the same time last year, with rates up 3.9%, resulting in a 10.8% increase in group revenue. Approximately 76% of our budgeted group room nights were on the books as of January 31, which is ahead of the past two years.

On the transient side of the business, we continue to be encouraged by the shifting out of lower-rated discount channels into higher-rated premium business, which was a common theme throughout 2012. Of course, new competitive supply remains extremely limited in our market. I’m very pleased by what I see. Aside from rational caution regarding the macro-economic environment, I’m very enthusiastic about the future for Strategic Hotels and our shareholders. I will now turn the call over to Diane to review our 2012 financial results and 2013 guidance. Diane.

Diane Morefield – Strategic Hotels & Resorts—EVP and CFO

Thank you, Rip. Good morning, everyone. Yesterday, we reported our fourth-quarter and full-year 2012 financial results. Fourth-quarter comparable EBITDA was $44.7 million and comparable FFO was $0.06 per share. In the fourth quarter of 2011, we reported comparable FFO per share of $0.11, which included a $10.7 million one-time gain related to our successful preferred equity tender, which we completed in December of that year. Excluding this gain, FFO per share would have been $0.05 a share. For the full year, comparable EBITDA was $175.4 million, a 13.3% increase over 2011, and comparable FFO was $0.26 per share, which is an 86% increase over 2011, excluding the preferred tender gain. Please note that our fourth-quarter and full-year comparable results exclude one-time charges totaling $29.1 million, including $18.8 million in impairment and other related charges, a $7.8 million charge related to the termination of the management agreement at the Hotel del Coronado and $2.5 million in severance charges, which I will discuss in more detail shortly.

RevPAR in our total US portfolio increased 4.9% during the quarter, with average rates increasing 3%. Transient rates increased nearly 4% as we continued to see a shift out of our lowest-rated discount channels into our highest-rated premium and negotiated channels, which were both up over 13% in occupied nights for the quarter. Overall, transient occupied room nights increased 5.4%, which offset a 2.3% decline in group room nights. Our decline in group room nights in the fourth quarter was primarily driven by a softer than expected November, but appears to be just a one-month blip as group business recovered in December. RevPAR growth was particularly strong in our resort portfolio, with 5.3% growth quarter-over-quarter, driven entirely by increases in average rate. EBITDA margins expanded 90 basis points year-over-year in the fourth quarter.

Capital projects at our Four Seasons Washington, DC and Loews Santa Monica did cause disruption during the fourth quarter and lowered our RevPAR growth by approximately 120 basis points and our EBITDA margins by 40 basis points. Excluding this displacement, RevPAR for our total US portfolio in the quarter was 6.1% and EBITDA margins expanded by 130 basis points. For the full year, RevPAR in our total US portfolio grew 7%, again weighted towards rate improvement, with ADR up 4.9% in the year and occupied room nights up 2.3%. Occupancy growth was driven by increases in transient room nights, which increased 4.1% over 2011. And again, importantly, premium transient room nights grew nearly 30% year-over-year, while discounted transient nights declined 7.5%, which helped drive a 5% increase overall in transient ADR. Group room nights in 2012 were flat compared to 2011, but rates were 4% higher. RevPAR in both our urban and resort portfolio increased 7%. Total RevPAR increased 5.8% during the year, as food and beverage revenue grew a strong 5.4% on minimal occupancy growth. We continue to see signs of improved ancillary spending. For the year, outlet covers increased 8.7% overall and 7.2% on a per occupied room basis.

Our asset management initiatives to control property-level operating expenses are yielding terrific results. For the year EBITDA margins expanded by 120 basis points and, adjusting for certain one-time items, our EBITDA growth to RevPAR growth ratio was over 2 times. Four assets in our portfolio had RevPAR growth which exceeded 15%, led by the Marriott Lincolnshire at 16.1%. RevPAR at our Four Seasons Silicon Valley grew 16%, as the entire San Francisco Bay market is benefiting from the strength of the technology industry. The InterContinental Miami also had RevPAR growth of nearly 16% for the year, as that hotel has benefited from our recently completed $30 million capital program, including the upgrade of all 641 guest rooms, the opening of the new Richard Sandoval Toro Toro Restaurant, and the technology-driven enhancements of the hotel’s public spaces and the building’s facade. We are encouraged by the early results of the JW Marriott Essex House, which we closed in September in a joint venture with KSL. Our fourth-quarter ADR was up over $30 compared to original underwriting, and January RevPAR was $35 higher than last year.

As expected, our Four Seasons Washington DC had a bit of a softer year in 2012, as a slower congressional calendar, an off-year for the very lucrative IMF meeting and disruption related to our capital spending drove a 2.9% decline in 2012 RevPAR. However, we expect 2013 to be a much stronger year for the Four Seasons, which is already the beneficiary of the Presidential Inauguration which occurred in January. Though this year’s Inauguration was slower for the city than in 2009, our average rate was still between $1,300 and $1,900 per night, depending on the room product, and our Royal Suite rented out for $15,000 per night, with a five-night minimum stay. Finally, our Four Seasons in Punta Mita finished the year with a 6.8% decline in RevPAR, as the property continues to suffer from the security perceptions that have hampered travel to Mexico. Rip and Richard Moreau, our COO, just returned from a tour of this asset and report optimism that the environment for group business is strengthening and the asset remains in wonderful condition. We are cautiously optimistic that in 2013 we will begin seeing signs of slow recovery in our results in Punta Mita, and longer-term there is incredible upside in this asset.

Again, during the fourth quarter we recorded $18.8 million in impairment and other charges, $14.6 million of which is related to the impairment of our 50-acre vacant land parcel known as the H5 development in Punta Mita, Mexico. The remaining $4.2 million is the write-off of prior period costs spent on certain capital projects that are no longer being pursued, primarily related to certain entitlement pursuit costs at the InterContinental in Chicago and the Ritz-Carlton in Laguna Niguel. In the fourth quarter, we recorded a $7.8 million charge related to the termination of the long-term management agreement at the Hotel del Coronado, which was related to a broader restructuring of KSL’s position in the Del. Strategic and Blackstone bought out KSL’s equity position in the joint venture that owns the asset on a pro rata basis, and we now own 36.4% of the hotel, with Blackstone owning 63.6%. In total, we contributed $12 million as our share of the equity capital, and the requirement to terminate the hotel management agreement of KSL.

This transaction is very accretive to the value of the asset and hotel earnings, since the management fee under the hotel operating agreement has been reduced from 3% to 1.25%. The reduction of the base manager’s fee alone would have increased hotel EBITDA in 2012 by nearly $2.4 million, given the hotel generated over $135 million in revenue. KSL remains in place as the day-to-day manager of the hotel. However, the current management agreement can now be terminated with a short notice period and no termination fee. As Rip mentioned, we have also extended the maturity of the ground lease at our Marriott Lincolnshire for an additional 61 years, and now have a full 99-year lease. Our annual rent payment will be $1.25 million, and is indexed to inflation going forward. For reference, over the past seven years, our ground rent payment has averaged $1.3 million annually, so this is an attractive long-term lease that adds significant value to the hotel.

From a balance sheet perspective, we currently have $156 million outstanding on our line of credit, and an additional $18.2 million in letters of credit, leaving us with over $125 million of available capacity on the line. At the end of the year, we had $80 million in unrestricted cash, predominantly at the various hotel levels, and two unencumbered assets. Our only debt maturity this year is at the Marriott London Grosvenor Square, which matures in October, and we are in discussions with the lender to refinance this debt.

Turning to guidance, we project comparable EBITDA for 2013 to be in the $195 million to $210 million range, an increase of 11% to 20% from our reported 2012 results. Comparable FFO is projected between $0.33 and $0.40 per share, which represents between a 27% and 54% increase from 2012. Same store total North American RevPAR is projected to increase between 5% and 7% this year, and total RevPAR between 4% and 6%. EBITDA margins are expected to continue to expand between 75 and 125 basis points. Our same store portfolio for 2013 includes all assets in our North American portfolio, with the exception of the Hotel del Coronado and Fairmont Scottsdale Princess, which are unconsolidated, and the JW Marriott Essex House, which we purchased in September of last year. Corporate expenses are forecasted to be between $21 million and $23 million, the midpoint of which is a 10% reduction from our 2012 run rate of approximately $24.3 million, that number excluding the VCP, the severance, and the Essex House transaction costs that had to be expensed versus capitalized.

Capital expenditures are expected to be in the range of $65 million to $70 million in total, including $35 million of hotel-level contractual funding for FF&E. The remaining $30 million to $35 million represents owner-funded capital projects, which we are considering based on projected returns, potential displacement and other factors. The owner-funded projects that are currently underway include an approximately $10 million rooms renovation in the North Tower of the InterContinental in Chicago, the continued facade work at the Loews Santa Monica, a room update at the Ritz-Carlton Laguna Niguel, the PIP at the JW Marriott Essex House, and two ENOs – at the Westin St. Francis and at the Four Seasons Washington DC. Our guidance includes displacement related to certain of these projects, reducing RevPAR growth by approximately 100 basis points, and our margin expansion by 30 basis points, which is reflected in our guidance ranges. Interest expense is forecasted to be approximately $95 million to $100 million, including approximately $10 million of non-cash interest expense. Note that there is no acquisition, disposition or capital-raising attempt activity assumed in this guidance. With that, we would now like to open the call for any questions.

QUESTION AND ANSWER

Operator

Thank you.

(Operator Instructions)

Our first question will come from the line of Ryan Meliker with MLV & Co. You may proceed, sir.

Ryan Meliker – MLV & Co.—Analyst

Good morning guys. I had a couple of quick questions I was hoping you could answer or me. First, with regards to asset sales, can you give us any color? I guess it was almost six months ago now that you were talking about selling Jackson Hole to fund your portion of the Essex House. Is that still going forward, or are you re-evaluating and looking at other things? Where do you stand on the London asset, etc.? That would be helpful. Thank you.

Rip Gellein – Strategic Hotels & Resorts—Chairman and CEO

Good morning, Ryan. As we said, we commit to announcing an asset sale during the first half of this year. We stood back a little bit on Jackson Hole. I wanted to take a look at the portfolio overall. So we’re evaluating those assets. You should hear reasonably soon about our decision on which asset to sell, but we’re committed to do that so that we can pay down the amount of the equity we put in the Essex House, and pay down the line of credit. So we’re in process on that one.

Ryan Meliker – MLV & Co.—Analyst

Okay. You also said this year you are expecting that process to go through the remainder of the year, or do you think you will have identified the asset you want to sell fairly quickly and put it on the market, and close something in the first half of the year? How is that timeline going to look, I guess? I question because obviously there are a lot of things that have gone on over the past six months within your company, but you know, it’s been six months since the Essex House transaction without a source of those funds yet.

Rip Gellein – Strategic Hotels & Resorts—Chairman and CEO

What we said is that we’ll announce the asset that we will sell by mid-year, and we’ll close it this year.

Ryan Meliker – MLV & Co.—Analyst

Okay. And then the other question I was hoping you guys could at least provide some color on, since your opening remarks didn’t really talk about it, you obviously had a very vocal investor recently. Can you tell us how you feel about the value of some of your assets which Laurence in the past always defined as, irreplaceable assets that there are buyers out there that wouldn’t necessarily buy based on a cap rate or, you know, necessarily economic means? How deep is that market today, and are those assets that you’re considering selling?

Rip Gellein – Strategic Hotels & Resorts—Chairman and CEO

What we said is that we were going to sell one asset. We concur with the fact that we have a very valuable, unique luxury and upper upscale portfolio. We concur with the fact that it’s very valuable, and we concur with the fact that our share price today does not reflect the net asset value that we believe is there. But we believe that we are doing all the right things today to enhance the value of that portfolio. We think that we’re in the middle of a good recovery that’s going to last for a good while longer. There is good upside in these assets, and we believe that over time the value of these assets will be realized. So that’s the plan, and we’re sticking to it.

Ryan Meliker – MLV & Co.—Analyst

That sounds good. I agree with you. I think that the values obviously will recover, and will continue to grow as we move forward. But I think one of the questions I’ve always had, and I have spoken with Diane about this in the past, and I would be curious to get your impression, Rip, is we’ve seen trophy-rated assets sell at sub-3% cap rates—from The Plaza in New York to the JW Grosvenor Square which is real close to your property in London, to now the Park Lane on the block—you know, in that 4% or lower cap rate. Do you think the public markets will ever give you the value that those assets would get in the private market?

Rip Gellein – Strategic Hotels & Resorts—Chairman and CEO

That’s a great question. We actually have seen some of our peers, obviously not at this really high-level asset, but we’ve seen some of our peers trade at what we believe is close to or maybe even in excess of net asset value. So I think it remains to be seen. We’ve seen the transactions that you’ve seen. We believe that speaks very well to the value of our portfolio, and we’ll be evaluating over time that question. But I think it just goes to the value of what it is that we own, and so we see a good deal of upside going forward.

Ryan Meliker – MLV & Co.—Analyst

All right. Fair enough. I’ll jump back in the queue with anything else. Thanks a lot. I appreciate the color, Rip.

Rip Gellein – Strategic Hotels & Resorts – Chairman and CEO

Thanks, Ryan.

Operator

Our next question will come from the line of Andrew Didora with Bank of America. You may proceed, sir.

Andrew Didora – BofA Merrill Lynch—Analyst

Good morning, Rip. Good morning, Diane. A question on fundamentals here. We’ve heard some conflicting views just on overall F&B spend this earnings season. I guess when you look at your group business, how does the current outside-the-room spend now compare to this point in the last cycle? And is there anything you can do as owners to maybe help stimulate this spend a little bit more?

Diane Morefield – Strategic Hotels & Resorts—EVP and CFO

Yes, Andrew, we are. Let me give you a few statistics on F&B trends. Our total North America F&B revenues were up 5.2% last year, and our total North America banquet revenue per group room was up about 2.5%, so we’re seeing increase in F&B, but overall our food and beverage revenue is still about 7% below peak. Alternatively, our outlet covers, which obviously is our restaurants, and a lot of that is driven by the upgrades we’ve done to various restaurants in our hotels with named chefs, that rose 6% last year. So we’re seeing great trends in F&B. Regarding total spend in group room nights, though, again it’s still below peak. And a lot of that is more the ancillary spend—the spas, the golf, those type of things—that were more tied to incentive groups versus the corporate groups that predominate our group business today.

Andrew Didora – BofA Merrill Lynch—Analyst

Okay. That’s helpful, Diane. Just my last question. You went into a little bit more detail on the charges you took in the quarter, but can you give a little bit more color in terms of the capital projects that you eliminated? What types of projects were these? How long were they kind of in the hopper, and were these eliminated after Rip’s review of the assets?

Diane Morefield – Strategic Hotels and Resorts Inc—CFO

For instance, one of the two predominant ones that were written off was the InterContinental Chicago. Before the recession, there had been a pretty deep dive analysis done to see if we could potentially replace the North Tower with a high-rise condominium tower, so we had incurred zoning costs, plan designs and things like that. We continued to capitalize that, until we made a decision that we would not likely go forward with that. We’re actually spending about $10 million in a room renovation for the North Tower of the InterContinental. It’s obviously a highly profitable hotel for us between the two towers. So it made sense at this time to write that off. We also had some zoning and plans that we capitalized for an expansion and some additional rooms at the Ritz-Carlton Laguna Niguel. Again, we don’t think we’re going to do that imminently, so it made sense to write it off.

Andrew Didora – BofA Merrill Lynch—Analyst

Okay. Thanks for the color. Appreciate the help.

Diane Morefield – Strategic Hotels & Resorts—EVP and CFO

Sure.

Rip Gellein – Strategic Hotels & Resorts—Chairman and CEO

No problem.

Operator

Our next question will come from the line of Will Marks with JPM Securities. You may proceed.

Will Marks – JMP Securities—Analyst

Thanks. Good morning Diane, Rip, and Jon.

Rip Gellein – Strategic Hotels & Resorts—Chairman and CEO

Good morning, Will.

Will Marks – JMP Securities—Analyst

Good morning. I just wanted to first have you expand, if you can, on the first quarter being a little bit weak, with a pick up the rest of the year. Should we see RevPAR growth still within the range? Do you think you can beat last year’s $0.02 of FFO? I think that was the number?

Diane Morefield – Strategic Hotels & Resorts—EVP and CFO

Yes, and some of these trends are similar in every year, in which quarters are obviously stronger for us versus not as strong. So as we said, we’ve given 5% to 7% overall guidance. We would say the second and third quarters will be higher growth for us than the first and fourth, with our first quarter being the weakest. And we mentioned in our formal remarks that the city-wides in Chicago in particular are down, and the weather in the first quarter in Chicago is not particularly appealing, so probably not surprising. And again, the Westin St. Francis, there was just a very large group that—you know—that comparable has gone for this year. The RevPAR growth is going to vary quarter to quarter, but we’re very comfortable with the annualized range.

Will Marks – JMP Securities—Analyst

Okay. That’s helpful. Thank you. Then I guess on group, can you remind me where we are, group as a percentage of your total revenues? How much is it?

Diane Morefield – Strategic Hotels & Resorts—EVP and CFO

It’s roughly — well, last year it was about 43%, transient 57%. We are projecting a very similar split in 2013. As you know, in peak it was closer to 50/50, so we’re hoping over time that it gets back to that, but again it’s around 43% this year.

Will Marks – JMP Securities—Analyst

And then — and how much at this point, how much of that would be on the books right now, and approximately what rate versus last year?

Diane Morefield – Strategic Hotels & Resorts—EVP and CFO

For our budget for the year, between 70% and 75% is actually definite room nights on the books as of now.

Will Marks – JMP Securities—Analyst

And then what kind of rate growth versus last year?

Diane Morefield – Strategic Hotels & Resorts—EVP and CFO

The rate growth is about 5%.

Will Marks – JMP Securities—Analyst

Okay. And then last question which is kind of an answer, but I think it goes with the first questions that were asked. You talked about dispositions, but does it really make sense to buy anything right now? You said you’re looking, and it would have to be a good deal, but why not just stick with your very good current quality portfolio and maybe shed one or two?

Rip Gellein – Strategic Hotels & Resorts—Chairman and CEO

Well, that’s a good question. As the market heats up, we’ll be very particular. But it wasn’t that long ago that we bought the Essex House, and we were able to structure it in a really creative way. We are active in terms of looking at what’s coming to the market, but we will be very disciplined, and we appreciate your point of view, which is that we’ve got a great portfolio. And, A, we would only buy assets that would fit within the portfolio and, B, we would only buy them with some fairly stringent underwriting criteria and yields that would qualify. So we’ll be careful, we promise.

Will Marks – JMP Securities—Analyst

Okay. That’s all for me. Thank you.

Diane Morefield – Strategic Hotels & Resorts—EVP and CFO

Thanks, Will.

Rip Gellein – Strategic Hotels & Resorts—Chairman and CEO

Thanks, Will.

Operator

Our next question will come from the line of Lukas Hartwich with Green Street Advisors. You may proceed.

Lukas Hartwich – Green Street Advisors—Analyst

Thank you. Rip, can you talk about what levers you think you can pull to help turn around Punta Mita?

Rip Gellein – Strategic Hotels & Resorts—Chairman and CEO

As I think Diane said, Richard and I just came back from Punta Mita, and I was actually quite impressed and optimistic. I mean, clearly Mexico is coming back, so airlift in Cancun and airlift in Cabos are back big time. Airlift in Puerto Vallarta is not back quite as strongly. But the experience that I had going down there suggested that. I mean Puerto Vallarta’s airport has been renovated and looks good. The experience being transported to the resort is good, and the asset is in wonderful shape. The asset was almost full when we were visiting, and the group that was just leaving re-booked for the following year. So the experience is great.

One of the things that we’re looking at there is enhancing our meeting space, which we think we can do very cost-effectively and pretty quickly to accommodate slightly larger groups, so we’ll be looking at that. But we believe that we have turned the corner. We’ll see how quickly that happens. But this is a wonderful asset, and I think it’s still operating at 40% of peak or something like that. So we’ve got big upside here as the world comes back, and people begin to trust going to Mexico.

Lukas Hartwich – Green Street Advisors—Analyst

Great. Thank you.

Rip Gellein – Strategic Hotels & Resorts—Chairman and CEO

You bet.

Operator

This concludes the question-and-answer session for today. I will now turn the call back over to Rip for any closing remarks. Sir.

Rip Gellein – Strategic Hotels & Resorts—Chairman and CEO

Thank you, everybody. Thank you for tuning in to our fourth-quarter comments. We’re excited about the coming year. We’re excited about the quality of our assets. We’re excited about our team, and we’re excited about the future. We’ll talk to you next quarter.

Operator

We thank you for your participation. You may now disconnect. Have a great day.